Exhibit 99.1

FOR IMMEDIATE RELEASE

HENRY SCHEIN ANNOUNCES TWO NEW DIRECTORS

Mohamad Ali and Deborah Derby Appointed as Board Members

MELVILLE, N.Y., February 10, 2021 – Henry Schein, Inc. (Nasdaq: HSIC), the world’s largest provider of health care solutions to office-based dental and medical practitioners, announced today that Mohamad Ali and Deborah Derby have been appointed as members of the Company’s Board of Directors to serve until the 2021 Annual Meeting of Stockholders scheduled for May 13, 2021, when they are expected to stand for re-election to the Board by a vote of the Company’s stockholders.

The Company also announced that Paul Brons will retire from the Board in May, in accordance with Henry Schein’s director retirement policy, and that Shira Goodman has chosen not to stand for re-election to the Board because of other commitments. Mr. Brons has been a director of Henry Schein since 2005 and Ms. Goodman since 2018. Both Mr. Brons and Ms. Goodman will continue to serve on the Board until the completion of the Annual Meeting of Stockholders in May.

“We are extremely fortunate to attract such high-quality directors to our Board. Mohamad has extensive experience successfully growing and leading technology companies through strategic transformations, and Deb brings to Henry Schein broad operational, strategic, and senior leadership experience. We look forward to the contributions Mohamad and Deb will make to advance the strategic goals of the Company,” said Stanley M. Bergman, Chairman of the Board and Chief Executive Officer of Henry Schein.

Mr. Ali led the transformation of several technology businesses with significant results. In July of 2019, he was appointed CEO and director of International Data Group, Inc., a technology media, events, and research company. Prior to IDG, from 2014 to 2019, he was President and CEO of Carbonite, Inc., a provider of SaaS security and data protection for businesses and individuals. Mr. Ali has also served as Chief Strategy Officer of Hewlett-Packard, as President of Avaya Client Services, and in various executive roles at IBM. He is currently the lead director for iRobot Corporation’s board of directors and is a former member of the board of directors of Carbonite and City National Bank. Mr. Ali holds a B.S. in computer engineering, a B.A. in history, and a master’s degree in electrical engineering, each from Stanford University.

Ms. Derby brings to Henry Schein considerable experience across a wide range of industries and markets, and particular expertise in human resources, compensation, and supply chain management. Most recently, she was President of Horizon Group USA, a wholesaler of arts and crafts components whose revenue and earnings grew significantly under her leadership, from 2016 until June 2020. Prior to Horizon Group, Ms. Derby had a 15-year career at Toys “R” Us, rising to the position of President of Babies “R” Us and, ultimately, Vice Chairman of Toys “R” Us from 2013 until 2015. Before joining Toys “R” Us, Ms. Derby practiced corporate and employment law at Whirlpool Corporation and a large law firm in Michigan. She is a current member of the board of directors of Carrols Restaurant Group, Inc. and a former member of the board of directors of the Vitamin Shoppe, Inc. Ms. Derby received a B.A. in general studies with a concentration in economics from Harvard University and received an MBA and law degree from the University of Notre Dame.

“Paul Brons helped guide Henry Schein through a period of unprecedented growth and change, and Shira Goodman contributed significantly to our strategic decision-making during her time on the Board,” said Mr. Bergman. “They have been an integral part of Henry Schein’s successful journey and have served the Company with integrity and intelligence. On behalf of my colleagues, my fellow directors, and our shareholders, I extend our heartfelt thanks to Paul and Shira for their many contributions to Team Schein.”

About Henry Schein, Inc.

Henry Schein, Inc. (Nasdaq: HSIC) is a solutions company for health care professionals powered by a network of people and technology. With more than 19,000 Team Schein Members worldwide, the Company’s network of trusted advisors provides more than 1 million customers globally with more than 300 valued solutions that help improve operational success and clinical outcomes. Our Business, Clinical, Technology, and Supply Chain solutions help office-based dental and medical practitioners work more efficiently so they can provide quality care more effectively. These solutions also support dental laboratories, government and institutional health care clinics, as well as other alternate care sites.

Henry Schein operates through a centralized and automated distribution network, with a selection of more than 120,000 branded products and Henry Schein private-brand products in stock, as well as more than 180,000 additional products available as special-order items.

Henry Schein, Inc. • 135 Duryea Road • Melville, New York 11747

A FORTUNE 500 Company and a member of the S&P 500® index, Henry Schein is headquartered in Melville, N.Y., and has operations or affiliates in 31 countries. The Company’s sales from continuing operations reached $10.0 billion in 2019, and have grown at a compound annual rate of approximately 13 percent since Henry Schein became a public company in 1995.

For more information, visit Henry Schein at www.henryschein.com, Facebook.com/HenrySchein, and @HenrySchein on Twitter.

CONTACT:

Investors

Steven Paladino

Executive Vice President and CFO

steven.paladino@henryschein.com

(631) 843-5500

or

Carolynne Borders

Vice President, Investor Relations

carolynne.borders@henryschein.com

(631) 390-8105

Media

Ann Marie Gothard

Vice President, Global Corporate Media Relations

Annmarie.gothard@henryschein.com

(631) 390-8169

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Henry Schein, Inc. • 135 Duryea Road • Melville, New York 11747